Exhibit 99.1

BGC Partners Announces Offering of $125 Million of Convertible Senior Notes

NEW YORK, NY – July 25, 2011 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”) today announced its intention to commence an offering, subject to market conditions and other factors, of $125 million aggregate principal amount of convertible senior notes. The notes will be due in 2016 and are to be offered and sold solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The interest rate, conversion rate and other terms will be determined by negotiations between the Company and the initial purchasers of the notes. BGC expects to grant the initial purchasers of the notes the right to purchase up to an additional $18.75 million aggregate principal amount of notes to cover overallotments.

In connection with the offering, the Company expects to enter into capped call transactions with one or more of the initial purchasers of the notes or their respective affiliates. The capped call transactions are expected generally to reduce the potential dilution of the Company’s Class A common stock upon any conversion of notes in the event that the market value per share of the Company’s Class A common stock , as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the notes and is subject to certain adjustments similar to those contained in the notes). If the initial purchasers exercise their overallotment option to purchase additional notes, the Company may enter into additional capped call transactions.

The Company has been advised that, in connection with hedging the capped call transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to the Company’s Class A common stock concurrently with, or shortly after, the pricing of the notes and may, from time to time following the pricing of the notes, enter into or unwind various derivatives and/or purchase or sell the Company’s Class A common stock in secondary market transactions. These activities could increase (or reduce the size of any decrease in) the price of the Company’s Class A common stock concurrently with or following the pricing of the notes, and could also cause or avoid an increase or a decrease in the price of the Company’s Class A common stock following any conversion of notes and during the period prior to the maturity date.

The Notes will be general senior unsecured obligations of BGC Partners, Inc.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of Class A common stock underlying such notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contacts

Americas Media: Hannah Sloane 212-294-7938 hsloane@bgcpartners.com	Investors: Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com

EMEA & APAC Media: Deborah Spencer + 44 207 894 7961 dspencer@bgcpartners.com

###